News
     El Paso Corporation
     P. O. Box 2511
     Houston, Texas 77252-2511



     FOR IMMEDIATE RELEASE

                   EL PASO ANNOUNCES CEO TRANSITION PLAN:
                 WILLIAM A. WISE TO RETIRE BY CLOSE OF 2003

     HOUSTON, TEXAS, FEBRUARY 11, 2003-El Paso Corporation (NYSE:EP) today announced that its Board of Directors and William A. Wise, chairman and chief executive officer of El Paso, have agreed to institute a CEO transition process during the remainder of 2003.
     Mr.  Wise, to help ensure continuity during these difficult  times, will continue in his current role until a successor CEO is identified and thereafter as Chairman until his retirement at the end  of  the  calendar  year.  The Board of  Directors  intends  to appoint a search committee to analyze qualified external and internal candidates to lead the company.
          Mr. Wise stated: "Having been with El Paso for 33 years and having had the privilege for almost a decade and a half of leading this company, I have witnessed first hand the deep strengths, resources, and outstanding people that make up El Paso. While the last year has been unprecedented in what our industry and our company has faced, we are aggressively implementing a business plan to preserve and enhance the value of our core operations. We are focused on creating value for our shareholders by generating stable earnings and cash flow in our core businesses, strengthening and simplifying our balance sheet, maximizing liquidity, reducing our
     debt,  and  resolving our other outstanding issues.   I  intend  to
     continue to implement this plan while assisting the board in achieving a smooth and successful transition."
          Ronald L. Kuehn, Jr., El Paso's lead director, stated:  "Under
     Mr. Wise's direction, El Paso assembled North America's leading natural gas franchise and the largest U.S. natural gas pipeline
     network.   We  thank  him for his dedication  and  leadership.   We
     appreciate Mr. Wise's decision to remain in his role during this challenging period for the company as we move aggressively to address the issues affecting our business and move forward with our business plan."
          The company reiterated its commitment to the business plan announced on February 5, 2003, which is based upon five key principles:
          *  Preserve and enhance the value of the company's core businesses
          *  Exit non-core businesses quickly, but prudently
          * Strengthen and simplify the balance sheet while maximizing liquidity
          *  Aggressively pursue additional cost reductions
          * Continue to work diligently to resolve litigation and regulatory matters

          Mr. Wise has been Chief Executive Officer of El Paso since January 1990. He has been Chairman of the Board of El Paso from January 1994 to the present. Mr. Wise served as President and Chief Operating Officer of El Paso from April 1989 to December 1989.
     From March 1987 to April 1989, Mr. Wise was an Executive Vice President of El Paso. From January 1984 to February 1987, he was a Senior Vice President of El Paso. He began his career as counsel to El Paso Natural Gas in 1970. He is a member of the Board of Directors of Praxair Inc. Mr. Wise received a B.A. from Vanderbilt University and a J.D. from the University of Colorado.
          El Paso Corporation is the leading provider of natural gas services and the largest pipeline company in North America. The company has core businesses in production, pipelines, midstream services, and power. El Paso Corporation, rich in assets and fully integrated across the natural gas value chain, is committed to developing new supplies and technologies to deliver energy. For more information, visit www.elpaso.com.

         CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
       This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the successful completion of the plan to exit the energy trading business; the positive acceptance of the exit plan by the credit rating agencies;
     the accounting and financial consequences of the plan to exit the energy trading business; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; regulatory proceedings, appeals from regulatory proceedings and any related litigation, including those related to the pending FERC proceeding; political and currency risks associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with mergers and acquisitions or restructurings on a timely basis; difficulty in integration of the operations of previously acquired companies; competition; the successful implementation of the 2003 business plan; and other factors described in the company's (and its affiliates') Securities and
        Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results.

     Contacts:
          Communications and
          Government Affairs           Investor Relations
          Norma F. Dunn                Bruce L. Connery
          Senior Vice President        Vice President
          Office:   (713) 420-3750     Office:   (713) 420-5855
          Fax:      (713) 420-3632     Fax:      (713) 420-4417